Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of the following reports in Post-Effective Amendment No. 1 to the Registration Statement (Form S-11 No. 333-147414) and related Prospectus of Apple REIT Nine, Inc. (the “Company”) for the registration of 182,251,082 units, each of which consists of one Common Share and one Series A Preferred Share of the Company (a “Unit”):

(1)	our report dated March 3, 2008 with respect to the audited financial statements of the Company; and

(2)	our report dated September 29, 2008 with respect to the audited financial statements of the Tucson, Arizona – Hilton Garden Inn.

/s/ Ernst & Young LLP

Richmond, Virginia

October 20, 2008